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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): July 31, 1998

                               Imation Corp.
           (Exact name of registrant as specified in its charter)
                             -----------------


         DELAWARE                     1-14310              41-1838504
(State or other jurisdiction  (Commission File Number)    (IRS Employer
     of incorporation)                                 Identification Number)


                 1 IMATION PLACE
                OAKDALE, MINNESOTA                           55128
     (Address of principal executive offices)              (Zip Code)


     Registrant's telephone number, including area code: (612) 704-4000

                                    None
       (Former name or former address, if changed since last report)



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Item 5.   Other Events.

          Imation Corp. ("Imation" or the "Company") announced on August 3, 1998 that it has executed an Asset Purchase Agreement (the "Asset Purchase Agreement") with Eastman Kodak Company ("Kodak") for Kodak to acquire (the "Transaction") Imation's worldwide medical imaging businesses.

          Under the terms of the Asset Purchase Agreement, Kodak will pay Imation approximately $500 million in cash at closing and will acquire the assets and assume the liabilities of Imation's medical imaging business, including Imation's manufacturing facilities in White City, Oregon and Oakdale, Minn., and all the outstanding shares of Cemax-Icon, Inc., a subsidiary of Imation ("Cemax-Icon"). Kodak will also reimburse Imation for Imation's payment of up to $44.8 million to the former shareholders of Cemax-Icon for certain contingent value rights issued to such shareholders in Imation's acquisition of Cemax-Icon. The actual amount that will be paid to the former shareholders will be determined by the revenue performance of Cemax- Icon during the twelve-month periods ended June 30, 1998 and June 30, 1999.

          Kodak will acquire net assets with a book value of approximately $280 million that generate approximately $500 million in revenue annually. Approximately 1,600 Imation employees worldwide will transfer to Kodak.

          Imation will retain its manufacturing facility in Ferrania, Italy, where the Company will manufacture x-ray and wet laser medical imaging film for Kodak under a supply agreement (the "Ferrania Supply Agreement") for a minimum of two years. In connection with the Ferrania Supply Agreement, Kodak will pay Imation $20 million in cash at closing. Kodak is also obligated to make an additional cash payment to Imation of $25 million no later than the date of termination of the Ferrania Supply Agreement. That payment is subject to adjustment in the event the Ferrania facility is sold by Imation within five years following closing of the Transaction, as more completely described in the Asset Purchase Agreement, which is attached as Exhibit 2.1 hereto. Under a separate supply agreement, Kodak will supply document imaging products to Imation out of its White City, Oregon manufacturing facility for up to five years.

          Imation management currently believes that the Company will have an after-tax gain upon closing the Transaction of approximately $75-80 million, net of estimated Transaction costs. The Company will use the sale proceeds in three areas, as appropriate: to support investments in Imation's core growth opportunity areas, to repay debt and to buy back the Company's stock. The Company currently has outstanding authorization for the repurchase of up to 3.5 million shares of common stock and has approximately 39 million shares outstanding.

          In addition, upon closing of the Transaction, or if the Transaction does not close due to the failure to receive applicable antitrust approvals, the civil litigation between Imation and Kodak and Minnesota Mining & Manufacturing Company ("3M") and their respective subsidiaries relating to the alleged disclosure to Imation and 3M of Kodak trade secrets by Harold Worden, a former employee of Kodak, will be settled in

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the United States and Italy. At the same time, the related civil litigation between Kodak and 3M will also be settled.

          Principal products included in Imation's medical imaging businesses are: DryViewTM laser imaging systems, Imation wet laser imagers, Imation chest system, Imation Trimax x-ray films, conventional x-ray film processing systems, Imation wet laser films, and Cemax-Icon digital picture-archiving and communication systems (PACS) products. In addition to the medical imaging assets, Kodak will also acquire rights to Imation's DryViewTM Imagesetting Film business in the graphic arts industry.

          Consummation of the Transaction is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of other applicable non-U.S. antitrust approvals and certain other customary closing conditions. The Transaction is expected to close in the first quarter of 1999.

          The Asset Purchase Agreement is attached hereto as Exhibit 2.1, which is incorporated by reference herein. The press release issued by Imation on August 3, 1998 with respect to the Transaction is attached hereto as Exhibit 99.1, which is incorporated by reference herein.


Exhibit      Description

  2.1 Asset Purchase Agreement dated as of July 31, 1998, between Imation Corp. and Eastman Kodak Company

 99.1        Press Release dated August 3, 1998


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                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         IMATION CORP.
                                          (Registrant)



Date: August 3, 1998            By:   /s/ Robert Edwards
                                    --------------------
                                          (Signature)

                                Name:   Robert Edwards
                                Title:   Chief Financial Officer


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                               EXHIBIT INDEX


Exhibit      Description

  2.1 Asset Purchase Agreement dated as of July 31, 1998, between Imation Corp. and Eastman Kodak Company

 99.1        Press Release dated August 3, 1998